EXHIBIT 99.1

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT  06506-0901
203.499.2812 Fax:  203.499.3626

NEWS RELEASE

July 23, 2007	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901

UIL Holdings Corporation Announces Changes to Officer Positions

UIL Holdings Corporation (NYSE: UIL), today announced that it has appointed Steven P. Favuzza as its Vice President and Controller for both UIL Holdings and its regulated utility subsidiary, The United Illuminating Company. Mr. Favuzza joined the Company in 2001 as Director of Financial Compliance and most recently held the position of Assistant Vice President-Corporate Planning.

As part of Mr. Favuzza’s appointment, he will be responsible for the accounting and financial reporting functions, along with his previous responsibilities for budgeting, forecasting and regulatory finance.  Mr. Favuzza will report to Richard J. Nicholas, Executive Vice President and Chief Financial Officer.

“We are pleased to appoint Steve Favuzza as Vice President and Controller,” commented James P. Torgerson, President and Chief Executive Officer of UIL Holdings.  “Steve’s experience in corporate planning as well as his financial and regulatory experience will be invaluable to us as we focus on the growth of the utility.”

Mr. Favuzza has a B.S. in Business Management from Rensselaer Polytechnic Institute in Troy, New York and an M.S. in Accounting from Adelphi University in Garden City, New York.   Mr. Favuzza received his Certified Public Accounting license in 1980 and is a member of the American Institute of Certified Public Accountants.  Prior to joining UIL, Mr. Favuzza spent seven years in public accounting as an auditor with Arthur Young and Company and has held various financial positions in the mining and telecommunications industries.

Further, the Board of Directors appointed Linda L. Randell, UIL and UI’s Senior Vice President and General Counsel, to the additional positions of Corporate Secretary of UIL and UI.  The Board of Directors also appointed Susan E. Allen as Assistant Secretary of UIL and UI, in addition to her current positions of Vice President of Investor Relations and Treasurer.

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UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport.  For more information on UIL Holdings, visit us at http://www.uil.com.